                                                                    EXHIBIT 23.2


CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of First Commercial Corporation that is made a part of the Registration Statement (Form S-4)of Regions Financial Corporation for the registration of approximately 65,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 1998 except for Note 18 as to which the date is February 8, 1998, with respect to the consolidated financial statements of First Commercial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                            /s/ Ernst & Young LLP


Little Rock, Arkansas
June 23, 1998